Exhibit 99.2

Philip Morris International Inc.

2011 Second-Quarter Results Conference Call

July 21, 2011

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2011 second-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the second-quarter 2011 and comparing them with the same period in 2010 unless otherwise stated. References to PMI volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing how we made adjustments to net revenues and OCI for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Welcome, ladies and gentlemen. We reported another very strong performance during the second quarter. We achieved stable organic cigarette volumes; net revenues, excluding currency and acquisitions, grew by a strong 10.1%; adjusted OCI, excluding currency and acquisitions, surged 16.5%; and adjusted diluted EPS were 21.0% above the prior year’s level, excluding currency.

These excellent results can be attributed in particular to the Asia Region, with Indonesia, Japan, Korea and the Philippines all performing very strongly, and higher prices in a wide range of markets.

(SLIDE 5.)

During the second quarter, our pricing variance reached $617 million, for a total of $1.1 billion during the first half of the year. In the last three months, we implemented or announced price increases in markets such as Algeria, Argentina, Australia, Canada, Egypt, Germany, Italy, the Netherlands, Russia and Saudi Arabia, thus reinforcing our strong pricing momentum. Furthermore, the pricing situation in Spain improved in July.

(SLIDE 6.)

We also have strong overall business momentum. Our share in the second quarter for our top 30 OCI markets was up 2.3 points to 38.5%.

(SLIDE 7.)

Marlboro had stable volume in the quarter on a global PMI basis, as higher volume in the Asia and EEMA Regions offset the impact of lower industry volume in the EU and Latin America & Canada Regions. The brand’s share was up or stable in all four Regions and its global share, excluding China and the USA, grew by 0.4 points to 9.3%.

(SLIDE 8.)

During the second quarter, L&M, our second largest brand, increased its volume by 3.1%, accelerating its growth in the EU Region and part of the EEMA Region. These results were achieved by strong share growth in a wide range of markets, including Egypt, Germany, the Netherlands, Poland, Slovakia, and Turkey.

(SLIDE 9.)

In light of our excellent results, strong pricing and good share and business momentum going into the second half of the year, as well as a more favorable currency outlook at prevailing exchange rates, we announced today a further 15 cents increase in our reported diluted EPS guidance for 2011. Ten cents of the increased guidance relate to the business, the improvement being largely attributable to Japan. Five cents relate to currency, though it should be noted that exchange rates may still experience some volatility over the balance of the year.

The new guidance range is $4.70 to $4.80. Compared to our adjusted diluted EPS of $3.87 in 2010, this corresponds to an increase of approximately 21.5-24% at prevailing exchange rates, and approximately 15-17.5% excluding currency.

(SLIDE 10.)

Our excellent results in the first half and our favorable outlook for the second half of 2011 demonstrate the benefits of our global footprint and highlight our success with attractive acquisitions and organic volume growth over the last ten years in Asia, where half of the world population lives. Our strong results in the second quarter reflect the strength of our management teams in these markets and especially in Japan, where they took the calculated risk to commit around $100 million in air freight when the extent of the additional demand for our brands was still difficult to judge. Our efficient, yet flexible, global manufacturing footprint and effective market response enabled us to fill the void caused by the shortage of JT and, more recently, BAT products.

In the second quarter, net revenues in the Asia Region grew by 27.7%, excluding currency and acquisitions, and adjusted OCI was 48.2% higher on the same basis. As a result, the Region is now our largest contributor to these measures, accounting for 35% and 36%, respectively, of PMI’s net revenues and adjusted OCI during the first half of this year, and this contribution is expected to increase further as our business in the Region continues to expand.

(SLIDE 11.)

During the second quarter, PMI shipments to Japan reached 19.5 billion units, up 1.9 billion, or 11.0%, compared to the same period last year. This increase was achieved despite the unfavorable impact of the large October 2010 tax-driven price increases and the boost to our shipments that occurred in the second quarter of last year ahead of that increase. Our market share reached 42.0%, 17.7 points above the prior year level and 16.4 points above our share in the first quarter of 2011. As we ensured full product availability throughout the period, all our brands gained share, and in particular Lark and Marlboro.

Determining exactly how the rest of the year will pan out remains very difficult due to the complex interaction of multiple factors. These include the impact of the tax-driven price increase in October last year, the consumer and trade’s prior year loading and subsequent de-loading patterns, the underlying market decline trend, the price elasticity and whether it will diminish over time, the disruption of JT supplies and shortages of certain BAT products, the precise impact of our efficient response, and our level of smoker share retention once a full range of competitive products are available. The new trend for industry volume and the new base for PMI’s future market share growth will not be clear until the fourth quarter of this year at the earliest.

(SLIDE 12.)

Our business is also doing very well in Indonesia. Thanks to a strong economy and a favorable comparison with a relatively soft second quarter 2010, industry volume grew an exceptional 13.9% in the second quarter of this year. For the full year, we expect the annual growth rate to be in a range of 4-6%.

Our volume in the quarter was up by 20.7% to 22.6 billion units, and our market share grew by 1.6 points to 30.2%, with all our kretek brands gaining or maintaining their market share and Marlboro increasing its volume and its share within the “white” cigarette segment, despite a reduction in its overall market share.

The growing volume, along with continual moderate price increases, is driving strong profitability growth in Asia’s second largest cigarette market after China.

(SLIDE 13.)

In Korea, we continued to achieve strong volume and share growth behind Marlboro and Parliament. Our market share grew by 3.3 points to 19.9% in the quarter, with a 1.0 share point contribution from innovative Marlboro menthol line extensions. Korea is one of the few key markets worldwide where we have not increased retail prices in the past year, in light of the more important need to secure excise tax reform for the long term.

(SLIDE 14.)

PMI’s organic volume in the EEMA Region declined by 3.4% in the second quarter, due primarily to Ukraine. For the full year, we expect our volume to be stable in the Region.

Net revenues were up by 3.6% during Q2, excluding currency and acquisitions. Adjusted OCI was 4.8% higher, excluding currency and acquisitions, driven primarily by increased volumes in Turkey and North Africa and higher prices across many markets, in particular Russia. This was partly offset by lower volumes in Eastern Europe and additional investments in business building initiatives in Russia.

(SLIDE 15.)

These investments will further boost the momentum of Parliament, Chesterfield and Bond Street in Russia, while addressing the issues surrounding Marlboro. These efforts will, however, take some time to have a measurable impact on our market share, which declined by 0.1 point to 25.4% in the second quarter through the end of May, due mainly to a temporary price disadvantage to competitive products.

At the beginning of this month, we announced to the trade a further price increase of 3 Rubles on Marlboro and 2 Rubles on average across the rest of our portfolio. Our lowest price in the market will now be 21 Rubles a pack for Optima, up 27% from a year ago.

These price increases, along with lower disposable incomes, as wage increases have failed to keep pace with inflation, are limiting the extent of consumer uptrading. Industry volume, meanwhile, is expected to decline at an annualized rate of some 2-3% this year, in line with 2010.

Earlier this month, the Russian Government approved its Tax Policy Guidelines, or “TPG”, for the period 2012 through 2014, including a detailed three-year excise tax development plan for tobacco products. The TPG foresees that excise taxes will be indexed periodically in line with inflation and economic conditions in Russia. In addition to the excise tax increases already foreseen for January 2012 in the current law, the TPG calls for an additional increase in July 2012 of 8.3% in the specific element to 390 Rubles per thousand and 10.9% in the Minimum Excise Tax to 510 Rubles per thousand. While the proposed increases are significant, we believe they should be manageable. It should, however, be highlighted that this is the first step in the process and that the plan needs to be submitted to the Duma and the Federation Council for approval. The final adoption of the law is not expected to take place until November this year.

(SLIDE 16.)

In Ukraine, the estimated 15% decline in industry volume in the second quarter masks an improving underlying trend, as the data is distorted by the heavy trade loading that took place in the same period last year ahead of tax-driven price increases. We expect the market to stabilize during the second half of the year.

The Ukrainian market is tending to polarize with the premium and the super-low price segments both expanding, while several small local manufacturers and illicit trade continue to grow volume. PMI’s market share was down 3.5 points in the quarter to 32.1%, as we are under-represented in the super-low price segment. We have reduced the price gap between Bond Street and the bottom of the market to address this issue. Meanwhile, both Parliament and Marlboro are performing well and increased their market share during the quarter.

(SLIDE 17.)

Overall, the Turkish cigarette market has now stabilized. Our volume grew by 12.1% in the second quarter, though it remains below the levels prior to the tax increase of January 2010. Our market share reached 44.6% in the quarter through the end of May, up 3.8 points. This impressive share improvement covers all three price segments, and is led by premium Parliament, mid-price Muratti and low-price L&M.

(SLIDE 18.)

Despite the issues that continued to impact Spain and to a lesser extent Greece, the results in the EU Region in the second quarter were more positive from a number of standpoints. Industry volume declined by a modest 1.7% and was actually up in markets such as the Czech Republic, France and Germany. PMI volume was 3.1% lower due to an 8.4% decline in Greece, a 17.6% reduction in Spain and a decrease of 9.7% in Poland, where we shed share at the lowest and least profitable end of the market. Our key brands,

Marlboro and L&M performed well: Marlboro’s Regional share was stable at 18.1% and L&M’s grew a further 0.3 points to 6.6%.

Net revenues and adjusted OCI were up 0.7% and 2.3% respectively, excluding currency and acquisitions. While we are not entirely satisfied with the situation, there are some clear signs for renewed optimism concerning the future contribution of the EU Region to PMI’s profitability growth going forward.

(SLIDE 19.)

Germany has again become one of the strongest tobacco markets in the EU. During the first half of the year, industry volume was up 1.9% for cigarettes and 4.8% for fine cut. PMI increased its market share by 0.3 and 0.4 points, to 35.9% and 14.8%, respectively, during this period. L&M continues to perform very strongly, gaining a further 1.0 points in the second quarter to reach a cigarette share of 10.4%. Unit margin-enhancing price increases have been implemented. A remaining concern is the growth of discounted larger pack sizes. While the market share of “big” packs, defined as 22 to 25 cigarettes per pack, appears to have stabilized, the share of “maxi” packs, that is packs with over 26 cigarettes, continues to increase and may receive a boost from the recent introduction of packs of 40 cigarettes.

(SLIDE 20.)

The Spanish economy continues to suffer from high unemployment levels with few signs of improvement. Consequently, cigarette industry volumes have been contracting at double-digit rates and consumers have been downtrading to cheaper brands and illicit trade products. This is the special context in which price competition was exacerbated in May/June this year. However, recent developments indicate the situation has improved.

(SLIDE 21.)

Industry volume increased 1.8% in France and was stable in Italy during the second quarter. Our cigarette market share was up slightly in France to 40.9%, as the continued growth of the Philip Morris brand, also positioned in the premium segment, more than offset a slight decline of Marlboro’s share. At the same time, following the entry of Marlboro into the category, we also became the market leader in fine cut with a quarterly share of 25.0%, up 5.6 points.

Our market share in Italy was down 0.7 points to 53.4%, with Marlboro down 0.3 points. This was attributable to the relative decline of the premium segment, where PMI has a 95% share. Our profitability, however, continued to improve in both markets, with high single digit increases in the quarter. Furthermore, we recently announced a 10 Euro Cent price increase across our portfolio in Italy.

(SLIDE 22.)

After increasing the specific to total component in its excise tax last December, earlier this month the Greek Government increased the Minimum Excise Tax from 75% to 100% of the excise tax levied on the Weighted Average Price. This implies a pass-on of nearly 50 Euro Cents for 20 cigarettes at the very bottom end of the market, where cigarettes retail at €2.40. PMI has announced an increase in the price of its main low-price brand, L&M 25s, from €3.20 to €3.70 per pack. The reduction in price gaps should help the continued recovery of Marlboro’s market share in Greece.

(SLIDE 23.)

Our volume in the Latin America & Canada Region was 4.8% lower in the quarter, driven by a double digit market contraction in Mexico following the large tax-driven price increases at the end of last year, and by the timing of shipments in Brazil. Despite a challenging pricing environment, our market share in Mexico reached 72.2%, with Marlboro surging 3.8 points to reach a 52.0% share. Our business in Argentina performed very well, with volume growth of over 8% and gains for Marlboro, which added 0.6 points to reach a 24.0% market share.

Net revenues for the Region increased by 5.8% in the quarter, excluding currency and acquisitions, and adjusted OCI was 8.8% higher on the same basis.

(SLIDE 24.)

On the regulatory front, the main focus remains on plain packaging. Although certain other governments have expressed their opposition to such a measure, the Australian Government continues to appear intent on mandating the implementation of plain packaging in 2012 and has submitted a proposed bill to Parliament.

Plain packaging will result in the illegal confiscation of our very valuable trademarks and branded assets, in violation of international trade laws and treaties. We have, therefore, served notice of our intention to file an arbitration claim against the Australian Government under the Hong Kong – Australia Bilateral Investment Treaty. We are now in a mandatory three month period set aside for negotiation under this procedure. Consequently, we have written to the Government seeking a meeting.

(SLIDE 25.)

Strong pricing and very moderate increases in tobacco and non-tobacco material costs, as well as our continued focus on productivity improvements, resulted in a 2.5 point increase in PMI’s adjusted OCI margin, excluding currency and acquisitions, during the second quarter.

(SLIDE 26.)

Our free cash flow increased by $638 million, or 19.4% in the quarter to $3.9 billion. Excluding currency, the increase was $402 million, or 12.2%. The increase was driven mainly by our excellent business results. During the first half of the year, our free cash flow was up more than $1 billion to nearly $6.2 billion.

(SLIDE 27.)

During the second quarter, we spent $1.5 billion to repurchase 22.7 million shares at an average price of $68.32. Since the March 2008 spin, we have now repurchased 17.9% of the shares outstanding at that time.

(SLIDE 28.)

In conclusion, PMI had an excellent quarter. Our adjusted diluted EPS growth reached 21.0%, excluding currency. Our outlook is promising, with strong market share and business momentum. Pricing remains a very strong driver of profitability, with Spain a special case. We are not under any significant input cost pressures and expect to exceed our annual productivity savings target of $250 million this year.

We have increased our 2011 EPS guidance by a further 15 cents, bringing it to a range of $4.70 to $4.80. Compared to an adjusted diluted EPS of $3.87 in 2010, this corresponds to an increase of approximately 21.5-24% at prevailing exchange rates, and approximately 15-17.5% excluding currency.

And finally, and most importantly, our cash flow continues to grow and we are focused on generously rewarding our shareholders through dividends and share repurchases.

(SLIDE 29.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.